Exhibit 10.42

ASSET ENTITIES INC.

 100 Crescent Ct, 7th Floor

 Dallas, TX 75201

March 27, 2025

Michael Gaubert

100 Crescent Ct, 7th Floor

Dallas, TX 75201

Re:	Consulting Agreement

Dear Michael:

This engagement letter (this “Agreement”) sets forth the terms and conditions pertaining to your retention by us as a consultant and the provision of Services (as defined below) by you to us. Please indicate your acceptance of these terms and conditions by signing in the space designated below and returning this Agreement to my attention.

1.	Services. Effective as of the Effective Date (as defined below), you agree to provide us with the following services (the “Services”): You will serve as the Company’s Executive Chairman and will devote substantial attention to providing consulting services to the Company, including, being responsible for duties that are customary for an executive chairman of a company like the Company, including, but not limited to, effectively running the Board of Directors, working with the management team to develop the Company’s strategy, and ensuring effective communication by the Company with its shareholders.

2.	Fees and Expenses. Effective as of the Effective Date, in consideration of the Services, we will pay you a monthly fee of $20,000 for the period beginning on the day following the date of the termination of our previous letter, dated April 21, 2022, and the end of the Term (as defined below), pro-rated for any period for which the Services are provided for less than a calendar month. As of the Effective Date, you will receive an additional cash payment of $75,000. You will also be eligible to receive additional cash payments as determined by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”). In addition, we shall reimburse you for all costs and expenses (including travel expenses) that you reasonably incur in the performance of the Services to the extent that we have preapproved such expenses.

3.	Restricted Stock Award; Termination. Subject to the approval by the Company’s stockholders of an amendment to the Asset Entities Inc. 2022 Equity Incentive Plan (the “Plan”) to increase the number of shares of the Company’s Class B Common Stock, $0.0001 par value per share (the “Common Stock”) available for grants of Awards (as defined in the Plan) under the Plan, and further subject to the approval of the Board or the Compensation Committee, you will be granted an award of shares of Common Stock under the Plan in an amount to be determined by the Board or the Compensation Committee pursuant to a restricted stock award agreement (the “Award Agreement”). The Shares will vest equally over two (2) years on each anniversary of the Award Agreement provided you remain in continuous service with the Company, as described in the applicable Award Agreement. Upon a change of control of the Company, all of the Shares will vest immediately. The Award Agreement will also contain non-competition and non-solicitation provisions. For purposes of this Agreement, “cause” shall mean if either party fails to discharge any of its material obligations hereunder, or commits a material breach of this Agreement, and such default or breach continues for a period of ten (10) days after the other party has notified the former party of such default or breach (“Breach and/or Default”). Upon a Breach and/or Default, this Agreement may be terminated at the option of the non-breaching party by notice thereof to the breaching party. If the Company terminates you, without cause, or a Breach and/or Default committed by the Company occurs, any Shares previously granted shall vest immediately, any Shares due shall be granted and vest immediately, and the Company will pay you a separation fee of $240,000.

4.	Benefits. During the Term you will be eligible to participate in the standard benefits plans offered to employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. The Company may change compensation and benefits from time to time in its discretion.

5.	Liability Insurance. As of the Effective Date, the Company will provide you with standard indemnification and directors’ and officers’ insurance.

6.	Work Product. You agree that any and all Work Product shall be our sole and exclusive property. You hereby irrevocably assign to us all right, title and interest worldwide in and to any deliverables resulting from the Services (“Deliverables”), and to any ideas, concepts, processes, discoveries, developments, formulae, information, materials, improvements, designs, artwork, content, software programs, other copyrightable works, and any other work product created, conceived or developed by you (whether alone or jointly with others) for us during or before the term of this Agreement, including all copyrights, patents, trademarks, trade secrets, and other intellectual property rights therein (the “Work Product”). You retain no rights to use the Work Product and agree not to challenge the validity of our ownership of the Work Product. You agree to execute, at our request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that you do not, for any reason, execute such documents within a reasonable time after our request, you hereby irrevocably appoint us as your attorney-in-fact for the purpose of executing such documents on your behalf, which appointment is coupled with an interest. You will deliver to us any Deliverables and disclose promptly in writing to us all other Work Product. In addition, you shall comply with the Independent Contractor Confidential Information and Inventions Assignment Agreement, dated as of November 13, 2023, between you and the Company, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations, it being noted that such agreement provides no employment rights or obligations.

7.	Term. This Agreement shall commence on April 1, 2025 (the “Effective Date”) and shall continue until the two (2)-year anniversary of the Effective Date unless terminated earlier as hereinafter provided in this agreement, or unless extended, on these or different terms, by mutual written agreement of you and the Company (the “Term”).

8.	Confidentiality. During the Term, we will provide you with confidential and/or proprietary information, including but not limited to data, information, ideas, materials, sales, cost and other unpublished financial information, product and business plans, or other relevant information that is marked “confidential” (or similarly) or, if not so marked, is clearly intended to be confidential (collectively, “Confidential Information”). You shall protect all such Confidential Information with at least the same degree of care that you use to protect your own confidential information, but not less than a reasonable degree of care. You shall not use, disclose, provide, or permit any person to obtain any such Confidential Information in any form, except for employees, agents, or independent contractors whose access is required to carry out the purposes of this Agreement and who have agreed to be subject to the same restrictions as set forth herein. The confidentiality obligations of this section shall not apply to any information received by you that (i) is generally available to or previously known to the public, (ii) can be reasonably demonstrated was known to you prior to the negotiations leading to this Agreement, (iii) is independently developed by you outside the scope of this Agreement without use of or reference to our Confidential Information, or (iv) is lawfully disclosed pursuant to a court order, provided that the party subject to such order shall promptly notify the party whose Confidential Information is to be disclosed, so such party may seek a protective or similar order.

9.	Termination. This Agreement can be terminated by either party upon thirty (30) days advance written notice. Termination of this Agreement shall in no way affect our obligation to pay you for fees accrued through the date of termination or to reimburse you for any approved expenses incurred on our behalf through the date of termination. One party’s obligations to perform under this Agreement shall terminate automatically upon the dissolution, termination of existence, insolvency, business failure, appointment of a receiver of any part of the other’s property, assignment or trust mortgage for the benefit of creditors by the other, the commencement of any proceeding under any bankruptcy, receivership or insolvency laws by or against the other.

10.	Miscellaneous. Each party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other, and shall not bind nor attempt to bind the other to any contract. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, three days after being sent by prepaid certified or registered U.S. mail, or one day after being sent by overnight express courier to the address of the party to be noticed, as set forth in any writing or document provided by the party to be noticed to the other. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof. No changes, modifications, or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision hereof is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that these terms and conditions shall otherwise remain in full force and effect and enforceable. These terms and conditions shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of laws provisions of such state. Neither party may assign its rights or delegate its duties under this Agreement without the express prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

Please sign and date this letter and return it to us by April 1, 2025, if you wish to accept this engagement on the terms described above. If you accept this engagement, this agreement will become effective as of the Effective Date.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Arshia Sarkhani
Arshia Sarkhani, Chief Executive Officer

Understood and Accepted:

/s/ Michael Gaubert	March 27, 2025
Michael Gaubert	Date

Attachment: Independent Contractor Confidential Information and Inventions Assignment Agreement